EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of May 15, 2006, by and between ENESCO GROUP, INC. (the “Company”), and BASIL ELLIOTT (“Executive”).

RECITALS

WHEREAS, the Company is engaged in a business which, among other things, produces fine gifts, collectibles, and home decor accessories; and

WHEREAS, the parties acknowledge that the Executive’s abilities and services are unique and essential to the prospects of the Company; and

WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer of the Company, and the Executive desires to be so employed, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

PART ONE

NATURE AND TERM OF EMPLOYMENT

1.01 Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, as the President and Chief Executive Officer of the Company.

1.02 Term. Unless earlier terminated or unless extended pursuant to the provisions hereof, the term of this Agreement shall begin as of May 15, 2006 (the “Start Date”) and shall continue through December 31, 2007. The term of this Agreement may be extended for additional one (1) year periods by further written agreement of the parties. The period during which this Agreement remains in effect is hereinafter referred to as the “Term”.

1.03 Duties and Authority. The duties and authority of the Executive shall be as determined by the Board of Directors of the Company (the “Board”) and shall be comparable to the executive duties and authority of presidents and chief executive officers of similar businesses of similar size in the United States. Executive will devote substantially all of his business time to the Company. Executive may participate in civic, charitable or industry organizations, may fulfill speaking engagements, and may manage Executive’s personal investments, provided that such activities do not materially interfere with his duties to the Company, and provided further that service on boards of organizations other than the Company shall be limited to organizations that do not compete with the Company and shall be limited to two for-profit companies and two not-for-profit organizations.

1.04 Place of Performance. Except as otherwise agreed by Executive and the Company, Executive shall be located at, and shall perform his duties from, the Company’s Chicago, Illinois area corporate offices or from the Company’s facilities in Mississauga, Canada, subject to reasonable travel necessary to perform Executive’s duties.

PART TWO

COMPENSATION AND BENEFITS

2.01 Base Annual Salary. For the services rendered by Executive while employed by the Company, the Company shall pay the Executive at an initial annual base salary rate of $400,000 (USD) (as the same may be increased from time to time, the “Base Annual Salary”). At least annually, beginning in 2008, Executive’s Base Annual Salary shall be reviewed and shall be subject to increase by the Board of Directors in its discretion at the time executive officer compensation is reviewed, normally March of each year. Any increase shall be paid retroactively to January of such year. The Base Annual Salary shall be payable to Executive in substantially equal installments in accordance with the Company’s regular payroll practices, but shall be paid to Executive in Canadian dollars, with the currency exchange rate being adjusted at the end of each fiscal quarter of the Company and remaining in effect for the subsequent fiscal quarter.

2.02 Bonuses.

(a) Executive shall be entitled to receive an annual cash bonus for the achievement of performance goals previously approved by the Board of Directors. Such performance goals will be mutually developed in advance by the Board and Executive. The target bonus opportunity payable to Executive in the event of achievement of the applicable performance goals (the “Target Bonus”) shall be the greater of 60% of Base Annual Salary or the percentage of Base Annual Salary established for Executive for the particular year under the Company’s Management Incentive Program (or any successor plan, program or policy howsoever named); provided, however, that Executive’s Target Bonus for 2006 shall be 100% of the base salary earned by Executive from the Start Date through December 31, 2006. Payment of any such bonus to Executive will occur when bonuses are normally paid by the Company.

(b) For 2006, Executive shall also continue to participate in the N.C. Cameron Management Incentive Plan, with a bonus potential of 50% of Executive’s 2006 Canadian base earnings rate for his ongoing responsibilities associated with N.C. Cameron.

(c) Executive shall also be eligible for the following special performance bonuses:

(i) Amount equal to 25% of Base Annual Salary if short-term financing for the Company, reasonably satisfactory to the Board, is in place by August 1, 2006, to be paid by August 31, 2006;

(ii) Amount equal to 25% of Base Annual Salary if long-term financing for the Company, reasonably satisfactory to the Board, is in place by November 15, 2006, to be paid by December 15, 2006;

(iii) Amount equal to 25% of Base Annual Salary if the Company achieves its quarterly performance targets under the new financing arrangements through December 31, 2006, to be paid within ten (10) days after the auditors for the Company have confirmed achievement of the targets; and

(iv) Amount equal to 25% of Base Annual Salary if the Company achieves its performance targets for the first half of 2007, to be paid within ten (10) days after the auditors for the Company have confirmed achievement of the targets.

If a Change of Control of a type described in parts (a) or (b) of Section 2.03, below, occurs before the respective date(s) for completing the performance required to earn any one or more of the bonuses described in paragraphs (ii), (iii) or (iv), above, then Executive shall receive, in lieu of whichever of those bonuses Executive has not had a complete opportunity to earn, an amount equal to that bonus or those bonuses. (For example, if the December 31, 2006 targets are not met and a qualifying Change of Control occurs in March, 2007, the bonus payable under this paragraph will be an amount equal to 25% of Base Annual Salary.)

2.03 Change of Control. “Change of Control” shall mean any of the following, whether in a single transaction or a series of related transactions: (a) any sale or other disposition of the capital stock of the Company, or the merger or consolidation of the Company, resulting, directly or indirectly, in greater than fifty percent (50%) of the issued and outstanding capital stock of the Company (or of a successor by merger or consolidation) being owned, in the aggregate, by persons other than the persons who are shareholders of the Company as of the Start Date; or (b) the sale or other disposition of all or substantially all of the Company’s assets; or (c) a re-capitalization, leveraged re-capitalization, or any combination of a partial sale and redemption by the Company of the capital stock of the Company resulting, directly or indirectly, in greater than fifty percent (50%) of the issued and outstanding capital stock of the Company being owned, in the aggregate, by persons other than the person who are shareholders of the Company as of the Start Date; or (d) removal, prior to the end of their terms, of fifty percent (50%) or more of the directors on the Board of Directors as of the Start Date. For purposes of part (d), above, “removal” of a director shall mean involuntary termination of service as a result of action by the Board of Directors, the shareholders of the Company, or a court.

2.04 Equity Grants. Executive shall be granted 50,000 restricted shares vesting one-third on May 15, 2007, one-third on May 15, 2008 and one-third on May 15, 2009; provided, however, that any otherwise unvested portion of the shares shall vest immediately upon the occurrence of a Change of Control, as defined in Section 2.03, above. Each year, the Board shall consider the issuance of additional option and restricted share grants to Executive.

2.05 General Employee Benefits. Executive shall be entitled to begin immediate participation in Company’s current and future general benefits plans/programs/policies, including without limitation health insurance for Executive and Executive’s immediate family (to the extent necessary to supplement the health coverage under Section 2.06(f), below), to the extent maintained by the Company for salaried employees generally, provided that the Executive (or, as applicable, Executive’s immediate family member) is eligible for participation under the terms of such plans, programs and arrangements.

2.06 Other Executive Benefits. Executive also shall be entitled to:

(a) participation in all current and future executive benefits plans, programs, policies and perquisites on a basis no less favorable than any other senior executive of the Company;

(b) five (5) weeks paid vacation, subject to the normal policy of the Company regarding forfeiture of unused vacation; provided, however, that the Company will pay Executive (at his Base Annual Salary rate) for up to two (2) weeks of unused vacation per year;

(c) an automobile allowance of $2,100.00 (CAD) per month for Executive’s automobile in Canada;

(d) payment by the Company for legal fees reasonably incurred by Executive in having this Agreement reviewed and in obtaining any necessary authorization to work in the United States;

(e) all costs associated with an executive annual physical at a medical facility mutually agreed upon;

(f) health coverage for Executive and his immediate family in the Ontario Health Insurance Plan in connection with Executive’s continued relationship with N.C. Cameron;

(g) supplemental health and accident insurance, which is acceptable to Executive, for Executive and his immediate family during business and personal travel outside Canada; and

(h) tax preparation services (not from KPMG or any other current service provider to the Company) from a major recognized accounting firm selected by Executive.

2.07 Expenses. Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred in the performance of his duties, consistent with the general policies of the Company, including but not limited to Blackberry, cell phone, and customer/business entertainment. In addition, during the Term, it is understood that the Executive will maintain his primary residence in Canada and commute to the Company’s headquarters. The Company will provide the following living expenses to facilitate those arrangements:

(a) The Company will make all necessary payments, including but not limited to rent, utilities, internet and telephone services, for the Executive’s Chicago area residence. The lease, or a like accommodation, will be renewed as necessary to accommodate the Executive’s commute from Canada, or the Company will provide an equivalent residence mutually agreeable to Executive and Company.

(b) The Company will make all payments on the Executive’s automobile, which is leased in Illinois, and on an automobile insurance policy covering the leased vehicle that is acceptable to Executive.

(c) The Company will pay for Executive’s travel expenses associated with his commute to/from Ontario, including but not limited to the following:

(i) Air travel between Toronto, Ontario and Chicago, Illinois; business travel on flight legs scheduled for more than three hours’ duration will be in the less expensive of business or first class; other flights will be in coach class;

(ii) The less expensive of (A) taxi or limousine service to/from airports or (B) reimbursement for parking at airports;

(iii) Air travel for Executive’s spouse and children between Toronto, Ontario and Chicago, Illinois one time per month and more often with approval from the Board of Directors; and

(iv) Other reasonable, out-of-pocket expenses to the extent such expenses are substantiated in writing.

(d) To the extent that expense payments under this Section 2.07 are taxable to Executive, the Company shall pay Executive for each year an additional amount to cover Executive’s taxes on such expenses and on any such tax gross-up payment.

PART THREE

NONCOMPETITION AND CONFIDENTIALITY

3.01 Noncompetition. In consideration of Executive’s employment hereunder, Executive hereby agrees that during the initial or any renewal term of the Agreement and for a period of one year thereafter, he will not, singly, jointly, or as a member, employee, or agent of any partnership or as an officer, agent, employee, director or stockholder, or inventor of any other corporation or entity, or in any other capacity, directly or indirectly:

(i) own, manage, operate, participate in, perform services for or otherwise carry on, assist or be connected with a Competing Business doing business anywhere within the respective territories in which the Company’s business is then carried on (provided that the foregoing shall not apply to any corporation, partnership or other entity in which Executive (and/or his spouse and/or children) only owns an ownership interest of one percent (1%) or less and exercises not more than one percent (1%) of the voting control);

(ii) solicit or contact (or assist in any solicitation or contact of) any customer of the Company with a view toward inducing the purchase of a Competing Product or otherwise diverting business from the Company;

(iii) induce or attempt to persuade any employee or agent of the Company to terminate such employment or agency relationship or violate the terms of any agreement with the Company; or

(iv) induce or attempt to persuade any customer or supplier of the Company to terminate or materially change such relationship.

For purposes of this Agreement:

“Competing Products” means products, processes or services of any person or organization other than the Company, in existence or under development, which are substantially the same as or which perform the same function or otherwise compete with any products, processes, or services developed, manufactured or sold by the Company during the time of the Executive’s employment with the Company or about which Executive acquires Confidential Information through his relationship with the Company, including, but not limited to, the creation, manufacturing, marketing and distribution of giftware, collectibles and home decor product.

“Competing Business” means any person or organization engaged in, or planning to become engaged in, research, development, production, distribution, marketing, providing or selling of a Competing Product.

3.02 Confidentiality. Executive acknowledges that preservation of a continuing business relationship between the Company and its subsidiaries and its respective customers, representatives and employees is of critical importance to the continued business success of the Company, that it is the policy of the Company and its subsidiaries to guard as confidential the Confidential Information defined below, and that as Chief Executive Officer Executive will acquire Confidential Information and personal relationships with customers and prospective customers, which relationships may constitute the Company’s primary relationships with such customers and prospective customers. In view of the foregoing, Executive agrees that, except as required in or the performance of his duties under this Agreement, he will not during the initial or any renewal term of the Agreement and thereafter, without the prior written consent of the Company, use for the benefit of himself or any third party or disclose to any third party any Confidential Information. Executive further agrees that if his employment by the Company is terminated for any reason, he will not take with his but will leave with the Company all records and papers and all matter of whatever nature which contains Confidential Information. For purposes of this Agreement, “Confidential Information” means any information, including any plan, drawing, specification, pattern, procedure, design, device, list or compilation, which relates to the present or planned business of the Company which has not been disclosed publicly by authorized representatives of the Company. Confidential Information may include, for example, inventions, marketing and sales plans or programs; customer and supplier information and lists; financial data; purchasing and pricing information; product engineering information; technological know-how; designs, plans or specifications regarding products and materials; manufacturing processes and techniques; regulatory approval strategies; computer programs, data, formulae and compositions; service techniques and protocols; and new product strategies, plans and designs. Confidential Information also includes all information received by Company under an obligation to a third party.

PART FOUR

TERMINATION

4.01 Death or Disability. Upon the death or Disability of the Executive this Agreement shall automatically terminate. For the purposes of this Agreement, “Disability” is defined as the inability of the Executive to perform his material duties for the eligibility waiting period under the terms of Company’s long-term disability insurance policy.

4.02 Termination by Company. Company may terminate this Agreement for “Cause” immediately upon written notice to the Executive. Company may terminate this Agreement without “Cause” with three (3) days written notice to Executive. For the purposes of this Agreement, “Cause” shall be deemed to exist if Executive: (i) is convicted of, or pleads guilty or no contest to, a felony; (ii) engages in conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company; (iii) materially breaches the terms of this Agreement, which breach is not cured within thirty (30) days after written notice to Executive; (iv) engages in intentional and willful misconduct that could subject the Company to criminal or civil liability; (v) disregards Company policies and procedures in a material way. However, any termination of this Agreement by the Company within one (1) year after a Change of Control, as defined in Section 2.03, above, shall be treated as a termination without “Cause.”

4.03 Termination by Executive. Executive may terminate this Agreement by giving the Company sixty (60) days advance written notice. Executive may terminate this Agreement for “Good Reason” with 30 days written notice to the Company. For purposes of this Agreement, “Good Reason” shall be deemed to exist if the Company: (i) materially breaches the terms of this Agreement, which breach is not cured within thirty (30) days after written notice to the Company; (ii) without Executive’s consent, diminishes Executive’s title, reporting relationship, material duties or authority, assigns duties that are materially inconsistent with Executive’s duties as of the Start Date, requires that Executive relocate his principal residence, fails to retain Executive as a member of the Board after election, or reduces Executive’s salary. In addition, any termination by Executive within ninety (90) days after a Change of Control, as defined in Section 2.03, above, shall be treated as a termination for “Good Reason.”

4.04 Payments on Termination.

(a) General. Upon any termination of this Agreement in accordance with this Part Four, Executive shall receive: (i) Base Annual Salary through the termination date; (ii) the balance of any earned but as yet unpaid annual cash bonus or other incentive award for a prior year; (iii) accrued but unused vacation; (iv) vested benefits under Company benefit plans; and (v) benefit continuation/conversion rights as provided under Company benefit plans.

(b) Death or Disability. In the event that termination of this Agreement results from Executive’s death or Disability, in addition to the foregoing general payments, Executive shall receive an amount equal to the Target Bonus for the year in which the termination occurs.

(c) Termination by Company Without Cause or Resignation by Executive For Good Reason. In the event that termination of this Agreement is by the Company without “Cause” or by Executive for “Good Reason,” in addition to the foregoing general payments, Executive shall receive (i) continuation of Base Annual Salary for three (3) years following the termination, at the rate in effect prior to the termination, payable in substantially equal monthly installments; (ii) medical insurance benefits for Executive and his eligible dependents for three (3) years, at active employee contribution rates, and (iii) executive level career transition assistance services by a firm mutually agreed upon However, in the event of a liquidation of the Company or any major restructuring of its operations, the balance of the severance compensation described above shall be promptly paid to Executive in a lump sum.

PART FIVE

MISCELLANEOUS

5.01 Assignment. The Executive and Company acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and duties of the parties hereunder cannot be transferred, sold, assigned, pledged or hypothecated.

5.02 Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and shall not be modified except in writing by the parties hereto. Furthermore, the parties hereto specifically agree that all prior agreements, whether written or oral, relating to the Executive’s employment by the Company shall be of no further force or effect from and after the date hereof.

5.03 Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court or arbitrator of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court or arbitrator of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible under applicable law.

5.04 Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or his last known address. The address of any party may be changed by written notice to the other party duly served in accordance herewith.

5.05 Amendment or Waiver. No amendment, modification or waiver of any term, condition, right or remedy hereunder shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. The waiver by the Company or Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

5.06 Indemnification.

(a) Notwithstanding, and in addition to, any other obligation of the Company under the terms of this Agreement, the Company’s By-Laws and/or applicable law, the Company shall, to the fullest extent permitted by applicable law, indemnify and hold Executive harmless from and against any and all liability and loss (including but not limited to legal and other expenses, costs, judgments, fines, penalties and amounts paid in settlement) suffered or incurred by reason of Executive being a party to any action, suit, proceeding or inquiry, whether civil, criminal, administrative, regulatory or investigative by reason of the fact that he is or was serving in the capacities described in this Agreement (a “Proceeding”); provided that there is not an adjudicated Proceeding finding, or an admission by Executive, that Executive engaged in criminal conduct, fraud or recklessness.

(b) Upon written request of Executive, the Company shall pay or reimburse the reasonable legal and other expenses and costs incurred by him in defending any Proceeding in advance of its final disposition. Such amounts must be paid by the Company within thirty (30) days of receipt of a written request. Executive agrees to repay the Company for all amounts so advanced pursuant to this Agreement if it should be ultimately determined by a court that Executive is not entitled to be indemnified.

(c) If a claim by Executive for indemnification or payment of expenses is not paid within sixty (60) days after a written claim therfor has been received by the Company, Executive may immediately file suit to recover the unpaid amount of such a claim. In any such action the Company shall have the burden of proving that Executive was not entitled to the requested indemnification or payment of legal or other expenses under applicable law.

5.07 Directors and Officers Liability Insurance. The Company shall maintain a commercially reasonable amount of directors and officers liability insurance coverage (“D&O Coverage) which shall cover Executive and shall be effective during Executive’s employment and for five (5) years thereafter. While Executive is employed by the Company and for a period of five (5) years after the termination of this Agreement, the Company shall, upon Executive’s request, provide (a) proof that the Company has obtained a commercially reasonable amount of D&O Coverage, along with copies of all policies and (b) within a reasonable time after any claim is made relating to the Company’s D&O Coverage, copies of and reasonable information concerning all claims.

5.08 Governing Law. This Agreement and the enforcement thereof shall be governed and controlled in all respects by the internal laws of the State of Illinois, without application of choice of law principles.

5.09 Litigation Expenses. In the event of litigation regarding the rights and obligations of the parties under this Agreement, the litigation costs and expenses (including reasonable attorneys’ fees and expenses) of the party that prevails, as determined by the courts, shall be paid or reimbursed by the other party.

5.10 Review by Canadian Counsel. This Agreement shall be subject to review by Canadian legal counsel for Executive in order to determine whether any changes are necessary in order to preserve the rights under Canadian employment law that Executive has earned through his many years of service to N.C. Cameron. The Company agrees to make any such changes which do not materially alter the economic substance of this Agreement and which are requested by Executive not later than November 15, 2006.

5.11 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, legatees, personal representatives, successors, and permitted assigns.

5.12 Headings/Counterparts. The headings of the parts and sections of this Agreement are inserted for convenience of reference only and shall not be deemed a part of, or affect the construction or interpretation of, any provision hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EXECUTIVE:
By: /s/ Basil Elliott

Basil Elliott

COMPANY:
ENESCO GROUP, INC. By: /s/ Leonard Campanaro

Leonard Campanaro Chairman of the Board